Our ref: GFW/774536.08

Hudson Capital Inc.
Kingston Chambers
PO Box 173
Road Town
Tortola
British Virgin Islands

28 September 2021

Dear Sirs

Hudson Capital Inc.

We have acted as counsel as to British Virgin Islands law to Hudson Capital Inc. (the "**Company**") in connection with the Company's registration statement on Form F-3 (file number 333-233408) (the "**Registration Statement**") under the Securities Act of 1933, as amended, filed with the U.S. Securities and Exchange Commission (the "**Commission**") and declared effective on August 22, 2019 relating to the offering of ordinary shares of the Company of no par value (the "**Ordinary Shares**"), share purchase contracts, share purchase units, warrants (the "**Warrants**"), debt securities, rights or units and having an aggregate offering price not to exceed $50,000,000 and the prospectus supplement (the "**Prospectus Supplement**") to be filed with the U.S. Securities and Exchange Commission on or about the date of this opinion. The Ordinary Shares and the Warrants are collectively referred to herein as the "**Securities**".

1 Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1 The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "**Registry of Corporate Affairs**") on 28 September 2021, including the Company's Certificate of Incorporation and its Amended and Restated Memorandum and Articles of Association dated 26 October 2020 (the "**Memorandum and Articles**").

1.2 The records of proceedings available from a search of the electronic records maintained on the Judicial Enforcement Management System from 1 January 2000 and available for inspection on 28 September 2021 at the British Virgin Islands High Court Registry (the "**High Court Registry**").

1.3 The written resolutions of the board of directors of the Company dated 16 September 2021 (the "**Resolutions**").

1.4 A Certificate of Incumbency dated 28 September 2021, issued by Maples Corporate Services (BVI) Limited, the Company's registered agent, (a copy of which is attached as Annexure A) (the "**Registered Agent's Certificate**").

1.5 The register of members of the Company (the "**Register of Members**").

1.6 A Certificate of Good Standing dated 28 September 2021 in respect of the Company issued by the Registrar of Corporate Affairs in the British Virgin Islands (the "**Certificate of Good Standing**").

1.7 A Securities Purchase Agreement dated 16 September 2021 between the Company and ATW Opportunities Master Fund L.P. (the "**Securities Purchase Agreement**").

1.8 A form of pre-funded ordinary share purchase warrant for the Company (the "**Warrant Document**").

1.9 The Registration Statement.

1.10 The Prospectus Supplement.

2 Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the British Virgin Islands which are in force on the date of this opinion letter. In giving the following opinions we have relied (without further verification) upon the completeness and accuracy of the Registered Agent's Certificate, the Certificate of Good Standing and the Resolutions. We have also relied upon the following assumptions, which we have not independently verified:

2.1 The Memorandum and Articles remain in full force and effect and are unamended.

2.2 The directors of the Company at the date of the Resolutions were the persons named therein respectively as the directors.

2.3 Each director disclosed his interest (if any), in the manner prescribed in the Memorandum and Articles prior to passing any of the Resolutions adopted by the board of directors of the Company.

2.4 The members of the Company have not restricted or limited the powers of the directors of the Company in any way.

2.5 The minute book and corporate records of the Company as maintained at its registered office in the British Virgin Islands and on which the Registered Agent's Certificate were prepared are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Members and directors (or any committee thereof) (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings, or passed by written resolution or consent, as the case may be.

2.6 There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.7 Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.8 All signatures, initials and seals are genuine.

2.9 The Resolutions remain in full force and effect and have not been revoked or varied.

2.10 That all public records of the Company which we have examined are accurate and that the information disclosed by the searches which we conducted against the Company at the Registry of Corporate Affairs and the High Court Registry is true and complete and that such information has not since then been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date of our searches.

2.11 The Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors and/or members of the Company taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

2.12 The completeness and accuracy of the Register of Members.

2.13 There is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions set out below. We have not made any investigation of the laws, rules or regulations of any jurisdiction other than the laws of the British Virgin Islands.

2.14 That the issuance and sale of and payment for the Securities will be in accordance with the Registration Statement (and any applicable supplement thereto).

2.15 The Ordinary Shares issued pursuant to the Securities Purchase Agreement or the Warrant Document will, when issued, be issued out of the authorised but unissued Ordinary Shares of the Company and are issued for consideration not less than the par value for such Ordinary Shares.

3 Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1 The Company is a company limited by shares incorporated with limited liability under the BVI Business Companies Act (as amended) (the "**Act**"), is in good standing at the Registry of Corporate Affairs, is validly existing under the laws of the British Virgin Islands and possesses the capacity to sue and be sued in its own name.

3.2 Based solely on our review of the Memorandum and Articles, the Company is currently authorised to issue an unlimited number of shares of a single class with a par value of US$0.005 each.

3.3 Upon the issuance of any Ordinary Shares and payment of the consideration in accordance with the Securities Purchase Agreement, such Ordinary Shares will be validly issued, fully paid and non-assessable.

3.4 Upon the issuance of any Ordinary Shares upon exercise of the Warrants and payment of the consideration therefore in accordance with the Securities Purchase Agreement and the Warrant Document, such Ordinary Shares will be validly issued, fully paid and non-assessable.

3.5 The Ordinary Shares will be deemed to be issued when the name of the registered holder(s) is entered in the register of members of the Company as the registered holder(s) of the Ordinary Shares.

We hereby consent to the filing of this opinion letter as an exhibit to the Company's report on Form 6-K with the Commission, which will be incorporated by reference into and deemed part of the Registration Statement and to all references made to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations promulgated thereunder.

4 Qualifications

The opinions expressed above are subject to the following qualifications:

4.1 To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2 The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the British Virgin Islands and/or restrictive measures adopted by the European Union Council for Common Foreign and Security Policy extended to the British Virgin Islands by the Order of Her Majesty in Council.

4.3 Under section 42 of the Act, the entry of the name of a person in the register of members of a company as a holder of a share in a company is prima facie evidence that legal title in the share vests in that person. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of inaccuracy or omission).

4.4 In this opinion, the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters or documents not referred to herein or any circumstance, fact or event that occurs after the date of this legal opinion that may alter, affect or modify the opinions expressed herein.

This opinion letter is addressed to and for the benefit solely of the addressee.

Yours faithfully

Maples and Calder

Maples and Calder

Appendix A

Registered Agent Certificate

MAPLES GROUP

REGISTERED AGENT'S CERTIFICATE

In this certificate:

"Act"	means the BVI Business Companies Act (as amended).
"BVI"	means the British Virgin Islands.
"Company"	means **Hudson Capital Inc.**
"FSC"	means the BVI Financial Services Commission.
"Register"	means the Register of Companies maintained by the Registrar.
"Register of Charges"	means the Company's register of charges maintained at the Registered Office pursuant to section 162 of the Act.
"Registered Agent"	means the Company's registered agent, being Maples Corporate Services (BVI) Limited.
"Registered Office"	means the Company's registered office as detailed below.
"Registrar"	means the Registrar of Corporate Affairs in the BVI.

We, Maples Corporate Services (BVI) Limited of Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands, being the Company's duly appointed Registered Agent hereby certify that as far as can be determined from the documents relating to the Company and retained for the Company at the Registered Office:

1 the Company was incorporated in the BVI on 28 September 2015 with company number 1891111;

2 the Registered Office is at Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands;

3 the Company's name appears on the Register and the Company has paid all fees due and payable to the FSC;

4 the Company is duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands;

5 the Company has not commenced liquidation under the Act or the Insolvency Act, 2003 (as amended) and no receiver has been appointed over the Company or any of its assets;

6 no legal, arbitration or other administrative proceedings have been threatened or commenced against the Company;

7 based solely on the register of directors and officers of the Company as maintained at the Registered Office, the Directors of the Company are as follows:

Name	Appointment Date
Warren Wang	31 March 2020
Ming Yi	31 March 2020
Hong Chen	20 April 2020
Xiaoyue Zhang	20 April 2020
Hon Man Yun	21 August 2020

8 the register of members of the Company which is maintained by Transhare Securities Transfer and Registrar of 15500 Roosevelt Blvd., Suite 302, Clearwater, FL 33760, USA and which has been provided to the Registered Agent.

9 the Company is not authorised to issue bearer shares;

10 no entries have been made on the Register of Charges.

All certifications are correct as at the 28th September 2021.

Moses

For and on behalf of

Maples Corporate Services (BVI) Limited

Registered Agent

TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

397B13018D

CERTIFICATE OF GOOD STANDING
(SECTION 235)

The REGISTRAR OF CORPORATE AFFAIRS, of the British Virgin Islands HEREBY CERTIFIES that, pursuant to the BVI Business Companies Act, 2004 at the date of this certificate, the company,

Hudson Capital Inc.

BVI COMPANY NUMBER: **1891111**

1. Is on the Register of Companies;

2. Has paid all fees and penalties due under the Act;

3. Has filed with the Registrar a copy of its register of directors which is complete;

4. Has not filed articles of merger or consolidation that have not become effective;

5. Has not filed articles of arrangement that have not yet become effective;

6. Is not in voluntary liquidation;

7. Is not in liquidation under the Insolvency Act, 2003;

8. Is not in receivership under the Insolvency Act, 2003;

9. Is not in administrative receivership; and

10. Proceedings to strike the name of the company off the Register of Companies have not been instituted.

REGISTRAR OF CORPORATE AFFAIRS BVI FINANCIAL SERVICES COMMISSION

REGISTRAR OF CORPORATE AFFAIRS

28th day of September, 2021